UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2007

WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On October 18, 2007, James E. Deason, Senior Vice President, Chief Financial Officer and Corporate Secretary of Wolverine Tube, Inc. (the “Company”) notified the Company of his intent to retire from the Company, effective December 31, 2007. On the same day, the Company’s Board of Directors voted to appoint David A. Owen as Mr. Deason’s replacement as Chief Financial Officer, effective January 1, 2008. On October 18, 2007, the Company and Mr. Owen also entered into an employment agreement (the “Employment Agreement”), effective as of October 1, 2007, pursuant to which Mr. Owen will serve as the Company’s Senior Vice President, Finance and Accounting through December 31, 2007 and thereafter as the Company’s Chief Financial Officer commencing January 1, 2008.

Under the terms of the Employment Agreement, Mr. Owen’s annual base salary will be $250,000 through March 31, 2008, and thereafter will increase to a minimum of $280,000 for the remainder of the term of the Employment Agreement, subject to annual review by the Company’s Board of Directors or committee thereof. The Company will pay Mr. Owen a signing bonus of $248,000, payable in three annual installments beginning on October 1, 2007. Mr. Owen will also be eligible to receive an annual cash bonus, with a target of 40% of his applicable annual base salary, based upon discretionary factors in accordance with the Company’s annual incentive program. Mr. Owen will be entitled to participate in welfare and retirement benefit programs and certain other fringe benefits generally available to other peer executives of the Company. Mr. Owen will be granted an option to purchase 325,000 shares of Company common stock under the Company’s 2007 Nonqualified Stock Option Plan, which will vest ratably over a five-year period, at the following exercise prices: 40% of the option shares - $1.10 per share; 30% of the option shares - $1.40 per share; 30% of the option shares - $2.20 per share.

Mr. Owen’s term of employment under the Employment Agreement commenced on October 1, 2007 and, unless earlier terminated as provided below, will continue for an initial period of three years, with an automatic one-year extension unless written notice of non-extension is provided by Mr. Owen or the Company as provided in the Employment Agreement. Upon the expiration of this employment term, Mr. Owen will be entitled to receive payment of any Accrued Obligations (as defined below) and eighteen months of health insurance benefits.

Pursuant to the Employment Agreement, the Company may terminate Mr. Owen’s employment immediately for Cause, and Mr. Owen may terminate his employment without Good Reason (as such capitalized terms are defined in the Agreement) upon 120 days’ advance written notice. In either such event, Mr. Owen will be entitled to receive payment of any accrued but unpaid base salary and employee benefits due through the termination date (the “Accrued Obligations”) as well as any severance benefits provided under the Company’s general procedures and practices, but any remaining unpaid installment of Mr. Owen’s signing bonus will be forfeited. The Company also may terminate Mr. Owen’s employment without Cause upon 60 days’ advance written notice, upon which termination Mr. Owen will be entitled to receive the Accrued Obligations, the remainder of his base salary for the term of the Employment Agreement, any remaining unpaid installments of the signing bonus and eighteen months of health insurance benefits, and all unvested stock options then held by Mr. Owen will become vested to the next scheduled vest date. Mr. Owen may terminate his employment for Good Reason (which may only occur following a Change in Control as defined in the Employment Agreement) upon 90 days’ advance written notice. Upon such termination, Mr. Owen will be entitled to receive the Accrued Obligations, the remainder of his base salary for the term of the Employment Agreement, any remaining unpaid installments of the signing bonus and eighteen months of health insurance benefits, and all unvested stock options then held by Mr. Owen will become immediately vested and exercisable. In the event of the termination of Mr. Owen’s employment upon death or upon disability under certain circumstances, Mr. Owen (or his estate) will be entitled to receive any severance benefits provided under the Company’s general procedures and practices, the Accrued Obligations, any remaining unpaid installments of the signing bonus and, if terminated due to disability, eighteen months of health insurance benefits.

Mr. Owen’s benefits under the Employment Agreement are subject to reduction in connection with certain golden parachute excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code (the “Code”) and may be delayed in compliance with Section 409A of the Code.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Mr. Owen, 61, previously served as Chief Financial Officer of The Alpine Group, Inc. (“Alpine”), a holding company engaged in the investment and/or acquisition and operation of industrial and other companies and an affiliate of the Company, since 2003. From 1998 to 2002, Mr. Owen served as the Executive Vice President of Finance for Superior Telecom, Inc., a wire and cable manufacturer and previous affiliate of Alpine. Mr. Owen is a shareholder of Alpine, which, as previously reported, became a preferred stockholder of the Company in February 2007 and is party to certain transactions with the Company pursuant to the previously reported preferred stock purchase agreement and arrangements associated therewith, including a management agreement and a stock option agreement. There are no family relationships between Mr. Owen and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Wolverine Tube, Inc. and David A. Owen, effective as of October 1, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: October 24, 2007

WOLVERINE TUBE, INC.

	By:	/s/ James E. Deason
James E. Deason
Senior Vice President,
Chief Financial Officer and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Wolverine Tube, Inc. and David A. Owen, effective as of October 1, 2007